Exhibit 5

March 4, 2014

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802
Ladies and Gentlemen:
I am Senior Vice President, General Counsel and Secretary of ALLETE, Inc., a Minnesota corporation (the “Company”), and have acted in that capacity in connection with the offering by the Company of 3,220,000 shares (the “Shares”) of common stock, no par value, of the Company (the “Common Stock”), 2,800,000 shares of which have been borrowed from third parties pursuant to the Forward Sale Agreement (as defined below) and 420,000 shares of which (the “Company Shares”) have been issued and sold by the Company.
I have participated in the preparation of or reviewed (1) Registration Statement No. 333-190335 on Form S-3 (the “Registration Statement”) as filed by the Company on August 2, 2013, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the Prospectus, dated August 2, 2013 (the “Prospectus”), as supplemented by the Prospectus Supplement, dated February 26, 2014 (the “Prospectus Supplement”); (3) the Underwriting Agreement dated February 26, 2014 (the “Underwriting Agreement”) among the Company, J.P. Morgan Securities LLC and Robert W. Baird & Co. Incorporated, as representatives of the several underwriters named on Schedule 1 to the Underwriting Agreement, and J.P. Morgan Securities LLC, as forward seller; and (4) the forward sale confirmation dated February 26, 2014 (the “Forward Sale Agreement”) between the JPMorgan Chase Bank, National Association (the “Forward Counterparty”) and the Company.
In furnishing this opinion, I have examined the Amended and Restated Articles of Incorporation, as amended, and the Bylaws, as amended, of the Company, and have made such further investigation and examined such further documents and records of the Company and certificates of public officials as I have deemed necessary or appropriate for purposes of this opinion. I have also reviewed all corporate proceedings of the Company with respect to the Shares.
Based upon the foregoing, I am of the opinion that the Shares are validly issued, fully paid and non-assessable.
I am a member of the Minnesota Bar and this opinion is limited to the laws of the State of Minnesota and the federal laws of the United States.
I hereby consent to the reference to me in the Prospectus and Prospectus Supplement under the caption “Legal Matters” and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about March 4, 2014, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Sincerely,

/s/ Deborah A. Amberg
Deborah A. Amberg